EXHIBIT 99.1

Contacts:

Foundry Networks	Foundry Networks	Financial Dynamics
Chief Financial Officer	Treasurer	Investor Relations
Tim Heffner	Michael Iburg	Jason Golz
408.586.1700	408.586.1894	415.439.4532
theffner@foundrynet.com	miburg@foundrynet.com	jgolz@fd-us.com

FOUNDRY NETWORKS REPORTS FOURTH QUARTER AND YEAR
END RESULTS FOR 2003

~ Company Posts Record Annual Revenue of $399.6 Million ~
~ Fourth Quarter Diluted EPS of $0.17; Full Year Diluted EPS of $0.55 ~

San Jose, CA — January 28, 2004 — Foundry NetworksTM, Inc. (Nasdaq: FDRY), today reported financial results for its fourth quarter and year ended December 31, 2003.

Revenues for the fourth quarter of 2003 increased to $111.1 million, up 9% from $101.7 million in the previous quarter, and up 28% from $86.7 million in the fourth quarter last year. Foundry earned net income of $24.1 million, or $0.17 per diluted share, in the fourth quarter, compared to net income of $20.8 million, or $0.15 per diluted share, in the prior quarter, and net income of $10.5 million, or $0.08 per diluted share, for the same period in 2002.

Revenues for the year ended December 31, 2003 were $399.6 million, compared to $300.7 million in 2002, an increase of 33%. Net income for 2003 was $75.1 million, or $0.55 per diluted share, compared to net income of $22.5 million, or $0.18 per diluted share, in 2002.

“Extending Foundry’s international reach was a key emphasis for the Company in 2003 and remains an important ongoing initiative in 2004,” said Bobby Johnson, President and CEO of Foundry Networks. “Success abroad was particularly evident in the fourth quarter, with record sales in several countries in both Europe and Asia. We were equally pleased with our execution in the U.S. government vertical, with Q4 representing our best quarter and 2003 representing our best year ever.

“Although 2003 was a landmark year for Foundry, we anticipate a more competitive environment in 2004. However, by continuing our focus on delivering profitable growth, maintaining our product leadership in features and performance, and developing strategic customer relationships, we expect to achieve our long-term objectives,” concluded Johnson.

Conference Call

Foundry Networks will host a conference call today to further discuss these results at 2:00 p.m. Pacific Time. The call can be accessed via a webcast at www.foundrynetworks.com. A Web replay will also be available for approximately 90 days at this same Web address.

About Foundry Networks

Foundry Networks, Inc. (Nasdaq: FDRY) is a leading provider of high-performance enterprise and service provider switching, routing and Web traffic management solutions including Layer 2/3 LAN switches, Layer 3 Backbone switches, Layer 4 – 7 Web switches and Metro Routers. Foundry’s 6,200 customers include the world’s premier ISPs, Metro service providers, and enterprises including e-commerce sites, entertainment, health and wellness, financial and manufacturing companies, universities and governmental agencies. For more information about the company and its products, visit www.foundrynetworks.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by that section. These forward-looking statements include statements by Mr. Johnson relating to the competitive environment in 2004 and the Company’s expectations of future success in achieving its objectives. Any forward-looking statements in this press release are subject to a number of risks and uncertainties, including the strength of the overall economy and the high-technology market in particular, competition, product development efforts, and acceptance of Foundry’s current and future products. Actual results could differ materially from those projected in our forward-looking statements. Investors should review the risk factors described in more detail in our most recent SEC reports available free of charge from Foundry at www.foundrynetworks.com or from the SEC at www.sec.gov. Foundry assumes no obligation to update the forward-looking statements contained in this press release.

FOUNDRY NETWORKS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
	(unaudited)
Net revenues:
Product	$97,418	$76,630	$351,325	$264,998
Service	13,677	10,088	48,303	35,744
Total net revenues	111,095	86,718	399,628	300,742
Cost of revenues:
Product	33,488	37,693	133,112	134,648
Service	1,801	1,653	7,746	5,544
Total cost of revenues	35,289	39,346	140,858	140,192
Gross profit	75,806	47,372	258,770	160,550
Operating expenses:
Research and development	10,075	8,643	40,473	34,933
Sales and marketing	23,615	21,271	88,439	82,924
General and administrative	5,771	3,427	17,570	14,451
Amortization of deferred stock compensation	16	171	231	1,071
Total operating expenses	39,477	33,512	146,713	133,379
Income from operations	36,329	13,860	112,057	27,171
Interest income, net	1,399	1,082	5,168	5,025
Income before provision for income taxes	37,728	14,942	117,225	32,196
Provision for income taxes	13,659	4,482	42,143	9,659
Net income	$24,069	$10,460	$75,082	$22,537
Basic net income per share	$0.18	$0.09	$0.60	$0.19
Weighted average shares used in computing basic net income per share	130,385	120,849	125,133	119,482
Diluted net income per share	$0.17	$0.08	$0.55	$0.18
Weighted average shares used in computing diluted net income per share	142,768	124,979	135,631	123,780

FOUNDRY NETWORKS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2003	2002
ASSETS
Assets:
Cash and investments (1)	$505,684	$326,453
Accounts receivable, net	77,077	51,896
Inventories	28,017	33,479
Deferred tax assets	33,308	28,560
Prepaid expenses and other current assets	5,001	3,591
Property and equipment, net	7,866	6,380
Other long-term assets	1,191	1,176
	$658,144	$451,535

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$10,080	$11,684
Income taxes payable	62	3,868
Accrued payroll and related benefits	16,650	11,748
Accrued warranty	1,781	2,305
Other accrued liabilities	3,961	3,597
Deferred support revenue	35,115	20,234
Total liabilities	67,649	53,436

Stockholders’ equity:
Additional paid-in capital	399,849	282,766
Note receivable from stockholder	(480)	(480)
Deferred stock compensation	—	(231)
Retained earnings	191,126	116,044
Total stockholders’ equity	590,495	398,099
	$658,144	$451,535

(1)	Includes $159.1 million of long-term marketable securities at December 31, 2003 and none at December 31, 2002.

FOUNDRY NETWORKS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$75,082	$22,537
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,333	4,936
Amortization of deferred stock compensation	231	1,071
(Reduction of) provision for doubtful accounts	(862)	344
Inventory provision	11,971	16,445
Tax benefit from stock option exercises	46,482	4,808
Change in operating assets and liabilities:
Accounts receivable	(24,319)	(410)
Inventories	(6,509)	(6,647)
Prepaid expenses and other assets	(6,173)	2,654
Accounts payable	(1,604)	(3,616)
Accrued payroll and related expenses	4,902	816
Other accrued expenses	(160)	(1,198)
Income taxes payable	(3,806)	2,675
Deferred support revenue	14,881	4,453
Net cash provided by operating activities	115,449	48,868

CASH FLOWS FROM INVESTING ACTIVITIES:
Maturities and purchases of investments, net	(205,232)	37,790
Purchases of property and equipment	(6,819)	(5,000)
Net cash (used in) provided by investing activities	(212,051)	32,790

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuances of common stock under employee stock plans	70,609	8,147
Net cash provided by financing activities	70,609	8,147

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(25,993)	89,805
Effect of exchange rate changes on cash	(8)	(296)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	187,719	98,210
CASH AND CASH EQUIVALENTS, END OF YEAR	$161,718	$187,719